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                                                                      Exhibit 16




February 26, 1997




Dear Sir/Madam:

         We have read Item 4 on page 2 of Form 8-K dated February 27, 1997 of IntraNet Solutions, Inc. and are in agreement with the statements contained therein. We have no basis to disagree with the other statements of the Registrant contained therein.



                                    /s/ LUND KOEHLER COX & COMPANY, PLLP





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